MCI AND BT ANNOUNCE LARGEST INTERNATIONAL MERGER IN HISTORY

Move Creates First Global Communications Company For the 21st Century

     WASHINGTON, DC, November 3, 1996 - British Telecommunications plc (BT), the U.K.-based telecom giant, and MCI, the second largest U.S. telecommunications company and the world's third largest international carrier, today announced that they have signed a definitive merger agreement.

     The merger combines the substantial financial resources and global position of BT with the growth momentum and competitive market expertise of MCI. The combined company will be headquartered in London and Washington, D.C., and will be called Concert.

     Under the terms of the agreement, at closing, each MCI share will be converted into .54 of a Concert American Depository Share (ADS), equivalent to
 .54 of a BT ADS, plus $6.00 in cash. The stock portion of the consideration will be tax free to MCI shareholders. The merger agreement has been approved by the Boards of Directors of both companies.

     As part of the BT shareholder vote approving the merger, Concert will be authorized to purchase up to 10 percent of its outstanding shares after the closing.

     The Board of Directors of Concert will comprise fifteen members, eight from BT and seven from MCI. The Board will be jointly chaired by Sir Iain Vallance, the current chairman of BT, and Bert C. Roberts, the current chairman and chief executive officer of MCI. Sir Peter Bonfield will be Concert's chief executive officer. Gerald H. Taylor will be president and chief operating officer of Concert. Messrs. Bonfield and Taylor will comprise the Office of the Chief Executive Officer.

     Six members of the Concert Board of Directors will be from management -- three from BT (Sir Iain Vallance, Sir Peter Bonfield and Robert Brace), and three from MCI (Bert C. Roberts, Gerald H. Taylor and Douglas L. Maine).

     This merger creates the world's first global communications company, with trans--global customers, a multinational management team, dual transatlantic headquarters and shares traded on three stock exchanges globally.

     This communications powerhouse will have revenues of over $42 billion, cash flow of $12 billion and 183,000 employees who support 43 million business and residential customers in 72 countries. Based on the most recent fiscal net income of both companies, the combined company would be the sixth most profitable in the world.

     The decision to merge MCI and BT follows the investment by BT in 20 percent of MCI in 1993 and the creation of the Concert Communications Services joint venture between the two companies. The joint venture has been touted by industry analysts as having a one-year lead over its competitors in providing global services and solutions to the world's multinational companies. Concert Communications Services has sold more than $1.5 billion in contract revenue, and recently announced that it would break even one full year ahead of original forecasts.

     The new merged company will provide an integrated set of local, long distance, and international services including voice, data, wireless, Internet and intranet, information technologies and outsourcing. Under the terms of the agreement, MCI and BT will continue to sell and service customers under their own names in their respective home countries. MCI will continue to aggressively support the opening of the U.S. local telecommunications market.

     Sir Iain Vallance, Chairman of BT said: "Concert will be exceptionally well placed to play a leading role in the major growth areas of the changing global communications marketplace. The complementary strengths and skills of BT and MCI will enable Concert to take full advantage of the tremendous opportunities provided by the forthcoming liberalization of telecommunications markets in the U.S. and Europe. We believe this merger will provide major benefits for the shareholders, customers and employees of both BT and MCI."

     Bert Roberts, Chairman and CEO of MCI, said: "This merger creates the first telecommunications company of the new century. Financial muscle, global customers and brands, and customer-driven innovation will trump the competition as we open up communications markets both domestically and around the world. Concert's scale will allow it to pursue major opportunities in new markets while maintaining the financial stability that comes from strong core businesses in the developed markets of the U.S. and U.K."

Organization

     Concert will be managed by current MCI and BT executives. Reporting to the Office of the CEO will be: Timothy F. Price, president and chief operating officer, MCI Communications; Alfred T. Mockett, president and chief operating officer, International Operations; Scott Ross, president and chief operating officer, Systems Integration; Robert Brace, president and chief operating officer, Operating Alliances. BT (UK) will continue to operate under the management of Sir Peter Bonfield.

     Also  reporting  to the Office of the CEO will be Douglas L.  Maine,  chief financial officer; Michael J. Rowny, Strategy Development; Colin Green, secretary and chief legal counsel; Michael H. Salsbury, general counsel and deputy secretary; Fred M. Briggs, chief technology officer; John Steele, Human Resources; Rupert Gavin, Multimedia; and Andy Green, Mobility.

Significant Benefits to Merger

     The merger creates a first-of-its-kind global telecommunications company and is expected to bring major benefits to its customers by providing greater reach, integrated end-to-end services and the combined strength of the two global companies. The merged companies already address the biggest and fastest growth markets in the world, including the local market in both the U.S. and Europe, European and U.S. wireless, global systems integration, Internet/intranet and international services.

     For MCI, financial strength and stability are essential as it pursues the U.S. local telecommunications market, opened to competition by the Telecommunications Act of 1996. This market is the largest and most profitable segment of the U.S. market and represents the company's largest opportunity, with annual revenues of nearly $100 billion and EBITDA (earnings before interest, tax, depreciation and amortization) of $43 billion. In this market, MCI will benefit from BT's 90-year experience in providing local telecommunications services.

     BT's broad range of international relationships around the world will enable Concert to capture an increasing share of the rapidly growing global telecommunications market.

     Concert will capitalize on MCI's tremendous growth record. In the last five years, MCI has captured over 40 percent of the growth in the U.S. long distance market. BT will gain access to the North American telecommunications market, which represents 40 percent of the world's international telecommunications traffic. In addition, Concert will take advantage of MCI's expertise and proven success in opening up new markets to competition.

     Both companies have significant investments in intelligent networks and information technology. This technology will be shared by the companies and used to develop new services for multinational customers. With this merger, the companies will combine their international networks and expect significant synergies from common technology platforms.

Financial Impacts

     The combined company will be financially powerful. Concert's initial leverage ratio of debt to total capitalization after the merger and the special dividend is expected to be approximately 40 percent. Concert will be able to maintain substantial capital expenditures in existing operations and will invest for growth in new markets, while maintaining a competitive dividend policy, the ability to repurchase shares and reduce leverage over time.

Additional Revenues and Reduced Costs

     Immediate   opportunities   will  be  created   for   significant   revenue
enhancements and savings in operating costs and capital expenditure. The two companies are targeting cumulative synergy benefits arising from a full integration of the two businesses at approximately $2.5 billion within five years following the closing of the merger. Annual pre-tax synergy benefits are estimated at nearly $850 million by the fifth year following the merger. The transaction is expected to use purchase accounting.

Dividends

     Dividends will continue to be an important component of shareholder value. BT's dividend policy will not be affected by the merger. BT's directors believe that its earnings and cash flow will continue to be strong enough to support a growing dividend, as adjusted for the effect of the special dividend (valued at $3.6 billion), although the policy will be to grow earnings at a higher level, which would lead to an increase in dividend cover over time. Provided that the merger closes before March 31, 1998, MCI shareholders will receive in full the BT dividend for that year.

Interim Activities

     In addition to his current duties, Bert Roberts will assume responsibilities for the management and oversight of the integration planning of the global activities of the two companies' international and correspondent activities, including Concert Communications Services.

 Board Appointments

     Gerald H. Taylor, president and chief operating officer of MCI, has been elected to the Board of Directors of BT. He joins Bert Roberts, who has been a member of the BT board since 1993.

     MCI has elected to its board of directors Sir Colin Marshall, Chairman of British Airways and Keith Oates, deputy chairman, Marks & Spencer, plc. They join Sir Peter Bonfield as the three BT members of the MCI Board of Directors.

Financial and legal advisors

     MCI was advised by Lazard Freres & Co. and the law firm of Simpson, Thacher & Bartlett. The Board of Directors of MCI received a fairness opinion from Lazard in connection with the proposed transaction.

     MCI, headquartered in Washington, D.C., provides a full range of integrated communication services to more than 20 million customers. Credited with opening up the U.S. long distance market for competition, MCI is now leading the charge to bring competition to the $100 billion local market, offering American consumers for the first time the freedom to choose their local carrier. With quarterly annualized revenue of more than $18 billion, MCI is one of the largest and fastest growing telecommunication companies in the world.